Exhibit 99

For Immediate Release                   Contact: Rick DeLisi
April 14, 2003            Director, Corporate Communications
Page 1 of 3                                   (703) 650-6550


     Atlantic Coast Airlines Earnings Preannouncement

Dulles, VA, (April 14, 2003) - Atlantic Coast Airlines (ACA) (NASDAQ/NM: ACAI), the Dulles, Virginia-based United Express and Delta Connection carrier, announced today that earnings for the first quarter of 2003 will differ materially from published analysts' consensus estimates, that it is taking steps to deal with the current difficulties in the airline industry, and that it remains in discussions with Bombardier to defer certain CRJ deliveries originally scheduled for 2003 and 2004.

The company's earnings for first quarter 2003 are materially affected by the fact that the fee-per-departure rates paid by United Airlines have not been set for 2003, with the result that ACA continues to accrue and be paid revenue from United at 2002 rates. Primarily as a result of decreases in scheduled aircraft utilization, the existing rates for 2002 do not adequately compensate the company. Under ACA's agreement with United, rates are to be reviewed each year and modified to reflect changes in costs and developments that have a significant impact. Although ACA has been and is continuing to pursue discussions with United regarding rates for 2003, the company now believes that this process will not be timely completed with United.

In addition, the company's first quarter results were significantly affected by severe weather conditions at its Washington Dulles hub and many of the cities it serves in the Northeastern and Midwestern United States, the effects of damaged aircraft on operational results, additional expenses for contingency planning and legal expenses associated with the bankruptcies of both United and Fairchild, and charges related to a payment to Delta Air Lines to remove contractual restrictions on the use of its ACJet subsidiary.

Assuming that ACA is not able to finalize rate adjustments with United prior to reporting results for the first quarter and including the effects of the items noted above, the company anticipates that first quarter earnings will be in the range of four to five cents per share. The company is continuing to review and evaluate the effect of these items, and will provide further detail when it announces first quarter results on April 23, 2003. Due to industry conditions and uncertainties regarding its situation with United, the company did not previously provide earnings guidance for the first quarter. However, the company believes that the inability to finalize rate adjustment with United and the other items noted above account for its results being out of line with analysts' consensus estimates.

Independent of the rate setting discussion with United, the company is taking steps to address the current difficulties faced by the airline industry and its partners:

--Due to the unavailability of acceptable financing and other uncertainties facing ACA in the coming months, the company is continuing its discussions with Bombardier to defer certain CRJ deliveries scheduled for 2003 and 2004. In connection with potential changes in its CRJ delivery schedule, the company is reviewing the retirement plan for its fleet of J-41 turboprops, a plan that is subject to change depending on the outcome of the discussions with Bombardier.

--The company announced that it has commenced an aggressive cost reduction effort to lower its cost to its major airline partners and ensure that its costs remain competitive in a difficult revenue environment. The cost reduction effort includes the following:

     Effective April 1, most salaried employees' base salaries were reduced by 5-10%, and all of the company's bonus plans were eliminated or reduced. These cuts affect the senior management group the most, resulting in an effective reduction of between 30-40% of potential cash compensation.

     Approximately 330 employees will be subject to a reduction in force in the coming months, including 197 pilots. The pilot furloughs are necessary to bring crew numbers to levels appropriate for current aircraft utilization and changes to the fleet plan now anticipated by the company.

     Additional   cost   reduction   measures   are    being
     implemented  including  the  renegotiation  of   vendor
     agreements and a reduction in capital expenditures.

Chairman and Chief Executive Officer Kerry Skeen said, "It is especially difficult for us to take these steps, including reductions in compensation and furloughs, given the dedication and unwavering effort of our employees over the last 12 months. However, it is also incumbent on us during this difficult time to ensure that ACA is positioned to offer a competitive product at a competitive price that is in step with what passengers are willing to pay, particularly in light of all the factors currently affecting passenger traffic and the anticipated impact on industry revenue. This is the first time we have had to furlough crew members since 1995 and it is not without remorse that we must proceed."

Statements in this press release and by company executives regarding its relationship with United Airlines, Inc. and regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: the extent to which the company accepts regional jet deliveries under its agreement with Bombardier, and its ability to delay deliveries or to settle arrangements with Bombardier regarding undelivered aircraft, United's decision to elect either to affirm all of the terms of the company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, any efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, United's ability and willingness to make future payments to the company under the United Express Agreement, the company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally. These and other factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31,
2002. These statements are made as of April 14, 2003 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

ACA  operates a fleet of 142 aircraft-including 112 regional jets-and  offers  over  850  daily  departures,  serving  84 destinations in the Eastern and Midwestern United States as well as Canada.

Atlantic Coast Airlines employs approximately 5,000 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.